EX-99.1

Newpoint Financial Corp.

MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

Pursuant to Notice the Special Meeting of Shareholders was called to elect the Board of Directors. A quorum of Shareholders were present.

1.Election of Directors. After discussion and nominations, upon motion duly made, seconded, and unanimously carried, it was confirmed:

RESOLVED: The following persons are confirmed as elected to the offices set forth opposite their respective names:

Office	Name
Chairman of the Board	Keith Beekmeyer
Director	Andrew Bye
Director	Gary Shirshac

There being no further business, this Special Meeting of Shareholders was, on motion duly made and seconded, adjourned.

DATED: February 9, 2021

/s/ Keith Beekmeyer
Keith Beekmeyer, Chairman of the Board